EXHIBIT 10.1

MUTUAL RELEASE, SETTLEMENT, AND TERMINATION AGREEMENT

Visium Technologies, Inc. and ConnexUS AI Inc.

This Mutual Release, Settlement, and Termination Agreement (this “Agreement”) is entered into as of June __, 2026 (the “Effective Date”), by and between:

VISIUM TECHNOLOGIES, INC., a Florida corporation with principal executive offices at 4094 Majestic Lane, Suite 360, Fairfax, VA 22033 (“Visium” or “Company”); and

CONNEXUS AI INC., a Delaware corporation with principal place of business at 3301 N University Drive, Coral Springs, FL 33065 (“ConnexUS” or “Service Provider”).

RECITALS

A. Visium and ConnexUS previously entered into that certain Amended and Restated Letter of Intent (the “LOI”) for the proposed acquisition of ConnexUS by Visium.

B. The Board of Directors of Visium has determined, in the exercise of its business judgment under Fla. Stat. § 607.0830, that the ConnexUS incubation has failed and that termination of the LOI is in the best interests of Visium and its shareholders.

C. The Parties desire to effect a clean, final, and complete termination of the LOI, to confirm ownership of intellectual property, to waive all further payment and performance obligations, and to exchange mutual general releases of all claims, on the terms set forth herein.

AGREEMENT

1. Termination of Agreements. Effective as of the Effective Date, the LOI and (including all exhibits, schedules, and amendments) are hereby terminated in their entirety and shall be of no further force or effect. All rights, obligations, and liabilities of the Parties under the LOI and SOW are extinguished, except for those expressly surviving under this Agreement (confidentiality, releases, IP confirmation, and governing law provisions).

2. Intellectual Property Confirmation. The Parties confirm and agree that all right, title, and interest in and to the ATHENA platform, source code, object code, models, prompts, schemas, configurations, workflows, interfaces, methodologies, documentation, and all related intellectual property (collectively, the “ATHENA IP”) remains the sole and exclusive property of ConnexUS.

No ownership, assignment, or work-made-for-hire rights in the ATHENA IP ever passed to Visium. Any limited license granted to Visium terminated automatically upon termination of the LOI and is of no further effect. Visium represents that it has returned or destroyed all copies of ATHENA IP in its possession, custody, or control.

3. Waiver of Payment and Acceleration Obligations. ConnexUS hereby irrevocably waives, releases, and forever discharges Visium from any and all payment obligations including without limitation the Committed Contract Value, Minimum Monthly Fees, Pass-Through Costs, interest, liquidated damages, acceleration amounts, and collection costs. ConnexUS acknowledges that the $190,000 Incubation Funding (Prior Funds) constitutes a non-refundable expense. Visium shall have no further financial obligation of any kind to ConnexUS under the LOI or otherwise in connection with the ATHENA engagement.

4. Mutual General Release. Effective as of the Effective Date, each Party, on behalf of itself and its respective officers, directors, shareholders, agents, attorneys, successors, and assigns (collectively, “Releasors”), hereby fully, finally, and forever releases, acquits, and discharges the other Party and its respective officers, directors, shareholders, agents, attorneys, successors, and assigns (collectively, “Releasees”) from any and all claims, demands, damages, actions, causes of action, suits, debts, liabilities, obligations, costs, expenses, and losses of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating in any way to the LOI, the ATHENA engagement, the proposed acquisition, or any acts or omissions in connection therewith, from the beginning of time through the Effective Date. This release includes, without limitation, claims for breach of contract, breach of fiduciary duty, fraud, misrepresentation, unjust enrichment, quantum meruit, tortious interference, and any claims under federal or state securities laws. The Parties acknowledge that this is a general release and that they are aware of and expressly waive the protections of any statute or doctrine that might limit the effect of a general release (including California Civil Code § 1542 or analogous Florida or Delaware law).

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5. Resignation of Cheddi Rai. Cheddi Rai hereby resigns, effective as of the Effective Date, from any and all officer, director, employee, consultant, or other positions he may hold with Visium Technologies, Inc. or any of its subsidiaries or affiliates.

Visium accepts such resignation. Mr. Rai and ConnexUS release any and all claims for compensation, severance, equity, or other benefits arising from such positions, except as expressly provided in this Agreement. Visium releases Mr. Rai from any claims arising from his service, except for fraud or willful misconduct.

6. Board Composition Confirmation. The Parties acknowledge and agree that, effective as of the Effective Date, the Board of Directors of Visium Technologies, Inc. consists of: Paul R. Taylor (Chairman and Chief Executive Officer), Mark Lucky (Chief Financial Officer), and David Pierce (Independent Director).

7. No Admission of Liability. This Agreement is a compromise and settlement of disputed matters. Nothing herein shall be construed as an admission of liability, fault, or wrongdoing by either Party. Each Party expressly denies any liability.

8. Confidentiality and Non-Disparagement. The Parties agree to keep the terms of this Agreement strictly confidential and shall not disclose them to any third party except as required by law, regulation, or legal process (including SEC filings), or to their respective attorneys, accountants, and advisors bound by confidentiality obligations. Neither Party shall make, publish, or communicate any disparaging or defamatory statements, whether oral or written, regarding the other Party, its officers, directors, or the ATHENA engagement.

9. Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Any dispute arising out of or relating to this Agreement shall be resolved exclusively by binding arbitration administered by AAA in Broward County under the Revised Florida Arbitration Code, Chapter 682, Florida Statutes. The prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

10. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations. No amendment or waiver shall be effective unless in writing and signed by both Parties.

11. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and electronic/PDF signatures shall be effective as originals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VISIUM TECHNOLOGIES, INC.

By:	/s/ Paul R. Taylor
Name:	Paul R. Taylor
Title:	Chairman and Chief Executive Officer
Date:	June 09, 2026

CONNEXUS AI INC.

By:	/s/ Cheddi Rai
Name:	Cheddi Rai
Title:	Chief Executive Officer
Date:	June 09, 2026

ACKNOWLEDGED AND AGREED – RESIGNATION:

I Cheddi Rai, do hereby amicably irrevocably resign as Officer and Director of Visium Technologies In, as of the dated date.

/s/ Cheddi Rai
Cheddi Rai, individually
Date: June 09, 2026

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